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                                                                    EXHIBIT 12.1

                          VENTURE HOLDINGS COMPANY LLC
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

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

                                                                               Years Ended December 31,
                                                             2000          1999          1998          1997         1996
                                                             ----          ----          ----          ----         ----
      Net Earnings from continuing operations                 9,082        (8,941)       13,568       11,523        1,999

        Add back:
                 Taxes on Income                            (11,289)        8,227         2,489        3,830        1,002

                 Fixed Charges                              113,156        80,072        40,651       34,204       21,899
                 Amortization of previously
                    capitalized interest                         --            --           224          295          285
         Deduct:
                 Capitalized Interest                            --            --            --           --          108
                                                           --------      --------      --------     --------     --------
      Earnings available for fixed charges                  110,949        79,358        56,932       49,852       25,077
                                                           ========      ========      ========     ========     ========

      Fixed charges of Venture Holdings
         Company LLC:
                  Interest expense                          102,513        72,606        36,641       30,182       19,248
                  Capitalized interest                           --            --            --           --          108
                  Amortization of debt expense
                    and debt discount                         6,378         4,572         2,160        1,934          885
                  Interest portion of rent expense            4,265         2,894         1,850        2,088        1,658
                                                           --------      --------      --------     --------     --------
                                                            113,156        80,072        40,651       34,204       21,899
                                                           ========      ========      ========     ========     ========

      Ratio of earning to fixed charges                        0.98          0.99          1.40         1.46         1.15
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